CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket	$5,720,090.00	$664.67

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-206013
(To Prospectus dated July 31, 2015,
Prospectus Supplement dated July 31, 2015 and
Product Supplement EQUITY INDICES STR-1 dated August 4, 2015)

572,009 Units $10 principal amount per unit Term Sheet No. STR-77 CUSIP No. 25156D472	Pricing Date Settlement Date Maturity Date	August 13, 2015 August 20, 2015 August 26, 2016

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket

▪    Automatically callable if the Observation Level of the Basket on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is at or above the Starting Value

▪    In the event of an automatic call, the amount payable per unit will be:

▪   $10.444 if called on the first Observation Date

▪   $10.666 if called on the second Observation Date

▪   $10.888 if called on the final Observation Date

▪    If not called on the first or second Observation Dates, a maturity of approximately one year and one week

▪    The Basket is composed of the Russell 2000® Index and the EURO STOXX 50® Index. Each of those indices has an initial weight of 50%

▪    If not called, 1-to-1 downside exposure to decreases in the Basket beyond a 5% decline, with up to 95% of your principal at risk

▪    All payments are subject to the credit risk of Deutsche Bank AG

▪    No periodic interest payments

▪    Limited secondary market liquidity, with no exchange listing

The notes are being issued by Deutsche Bank AG (“Deutsche Bank”) through its London Branch. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, page PS-5 of the prospectus supplement and page 12 of the prospectus.

The initial estimated value of the notes as of the pricing date is $9.818 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

By acquiring the notes, you will be deemed to agree to be bound by any Resolution Measure imposed by our competent resolution authority. See “Consent to Potential Imposition of Resolution Measures” on page TS-3 of this term sheet.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________________________________

	Per Unit	Total
Public offering price	$ 10.000	$ 5,720,090.00
Underwriting discount	$ 0.125	$ 71,501.12
Proceeds, before expenses, to Deutsche Bank	$ 9.875	$ 5,648,588.88

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

August 13, 2015

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

Summary

The Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016 (the “notes”) are our senior unsecured obligations. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debts except for debts required to be preferred by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Deutsche Bank and to any Resolution Measure (as described herein) imposed by our competent resolution authority. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the equity basket described below (the “Basket”), is equal to or greater than the Call Level on the relevant Observation Date. If your notes are not automatically called, at maturity, you will receive the principal amount if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is composed of the Russell 2000® Index and the EURO STOXX 50® Index (each, a “Basket Component”). On the pricing date, each of the Basket Components was given an initial weight of 50%.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. Our initial estimated value of the notes was determined based on our valuation of two theoretical components of the notes: (i) a theoretical bond component and (ii) a theoretical derivative component. The value of the bond component of the notes is calculated based on an internal funding rate, which is determined primarily based on the rates at which our conventional debt securities of comparable maturity may trade, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The value of the derivative component is calculated based on our internal pricing models using relevant parameter inputs.

The economic terms of the notes (including the Call Premiums and Call Amounts) are based on the internal funding rate and the economic terms of certain related hedging arrangements. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below) reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes		Payment Determination
Issuer:	Deutsche Bank AG, London Branch

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

You will receive per unit:

In this case, you will receive a Redemption Amount that is less, and possibly significantly less, than the principal amount.

Principal Amount:	$10.00 per unit
Term:	Approximately one year and one week, if not called on the first or second Observation Dates
Market Measure:	An equally weighted equity basket composed of the Russell 2000® Index (Bloomberg symbol: "RTY") and the EURO STOXX 50® Index (Bloomberg symbol: "SX5E"). Each Basket Component is a price return index.
Starting Value:	100.00
Ending Value:	The Observation Level of the Market Measure on the final Observation Date.
Observation Level:	The value of the Market Measure on the applicable Observation Date, calculated as described on page TS-9.
Observation Dates:

February 19, 2016, May 20, 2016, and August 19, 2016 (the final Observation Date).

The Observation Dates are subject to postponement if a Market Disruption Event occurs, as described on page PS-25 of product supplement EQUITY INDICES STR-1.

Call Level:	100% of the Starting Value
Call Amounts and Call Premiums (per Unit):

$10.444, representing a Call Premium of $0.444 and a return of 4.44% of the principal amount, if called on the first Observation Date;

$10.666, representing a Call Premium of $0.666 and a return of 6.66% of the principal amount, if called on the second Observation Date; and

$10.888, representing a Call Premium of $0.888 and a return of 8.88% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described beginning on page PS-20 of product supplement EQUITY INDICES STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	95.00, or 95% of the Starting Value.
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Deutsche Bank, acting jointly.

Strategic Accelerated Redemption Securities ®	TS-2

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

The terms and risks of the notes are contained in this term sheet and in the following:

▪    Product supplement EQUITY INDICES STR-1 dated August 4, 2015:
http://www.sec.gov/Archives/edgar/data/1159508/000095010315006216/dp58443_424b2-starsequity.htm

▪    Prospectus supplement dated July 31, 2015:
http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

▪    Prospectus dated July 31, 2015:
http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Deutsche Bank.

Consent to Potential Imposition of Resolution Measures

Under the German Recovery and Resolution Act, which became effective on January 1, 2015, the notes may be subject to any Resolution Measure by our competent resolution authority under relevant German and/or European law if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the notes; (ii) a conversion of the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) a transfer of the notes to another entity, an amendment of the terms and conditions of the notes or the cancellation of the notes. By acquiring the notes, you will be deemed to agree:

•	to be bound by any Resolution Measure,

•	that you would have no claim or other right against us, the trustee and the paying agent arising out of any Resolution Measure, and

•	that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture or for the purpose of the Trust Indenture Act of 1939, as set forth in the accompanying prospectus dated July 31, 2015.

Please read “Risk Factors” in this term sheet and see the accompanying prospectus for further information.

Strategic Accelerated Redemption Securities ®	TS-3

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪    You anticipate that the Observation Level of the Basket on an Observation Date will be equal to or greater than the Call Level and, in that case, you accept an early exit from your investment.

▪    You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Basket is significantly greater than the return represented by the applicable Call Premium.

▪    If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪    You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪    You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪    You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the internal funding rate and fees and charges on the notes.

▪    You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪    You are willing to consent to be bound by any Resolution Measure imposed by our competent resolution authority.

▪    You wish to make an investment that cannot be automatically called prior to maturity.

▪    You anticipate that the Observation Level will be less than the Call Level on each Observation Date and the Ending Value will be below the Threshold Value.

▪    You seek an uncapped return on your investment

▪    You seek 100% principal repayment or preservation of capital.

▪    You seek interest payments or other current income on your investment.

▪    You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪    You seek an investment for which there will be a liquid secondary market.

▪    You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪    You are unwilling to consent to be bound by any Resolution Measure imposed by our competent resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities ®	TS-4

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount you will receive on the applicable Call Settlement Date or, if not called, the calculation of the Redemption Amount, based on the hypothetical terms set forth below. The actual amount you receive and the resulting total rate of return will depend on the actual Observation Levels, Ending Value, whether the notes are called on an Observation Date, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	the Starting Value of 100.00;

2)	the Threshold Value of 95.00;

3)	the Call Level of 100.00;

4)	the term of the notes from August 20, 2015 to August 26, 2016 if the notes are not called on the first or second Observation Date;

5)	the Call Premium of $0.444 if the notes are called on the first Observation Date, $0.666 if called on the second Observation Date and $0.888 if called on the final Observation Date; and

6)	Observation Dates occurring on February 19, 2016, May 20, 2016 and August 19, 2016 (the final Observation Date).

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in either of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.000 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.444 = $10.444 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.666 = $10.666 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.888 = $10.888 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is 97.00, which is greater than the Threshold Value. Therefore, the Redemption Amount per unit will be $10.000.

Example 5 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 70.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities ®	TS-5

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
Starting Value	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00
Threshold Value	95.00	95.00	95.00	95.00	95.00
Observation Level on the First Observation Date	110.00	90.00	90.00	93.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	83.00	85.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	120.00	97.00	70.00
Return of the Basket	10.00%	5.00%	20.00%	-3.00%	-30.00%
Return of the Notes(1)	4.44%	6.66%	8.88%	0.00%	-25.00%
Call Amount / Redemption Amount per Unit	$ 10.444	$ 10.666	$ 10.888	$ 10.000	$ 7.500

(1) Represents the total return over the period during which the notes were outstanding before the Call Settlement Date or the Maturity Date, as applicable.

Strategic Accelerated Redemption Securities ®	TS-6

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES STR-1, page PS-5 of the prospectus supplement and page 12 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	The notes may become subordinated to the claims of other creditors, be written down to zero, be converted into equity or other instruments or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us. The imposition of any Resolution Measure does not constitute a default or an event of default under the notes, the senior indenture or for the purpose of the Trust Indenture Act of 1939 or give you any other right to accelerate or terminate the notes. You may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see “Consent to Potential Imposition of Resolution Measures” in this term sheet and the risk factors under the heading “Securities May Be Subject to Resolution Measures” on page 12 of the accompanying prospectus for more information.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. As a result of this difference, the initial estimated value of the notes would likely be lower if it were based on the rate we would pay when we issue conventional debt securities of comparable maturity. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), reduces the economic terms of the notes to you.

▪	Our internal pricing models consider relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our pricing models are proprietary and rely in part on certain forecasts about future events, which may prove to be incorrect. Because our pricing models may differ from other financial institutions’ valuation models, and because funding rates taken into account by other financial institutions (including those with similar creditworthiness) may vary materially from the internal funding rate used by us, our initial estimated value of the notes may not be comparable to the initial estimated values of similar notes of other financial institutions.

▪	The public offering price you pay for the notes exceeds the initial estimated value. The difference is due to the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), all as further described in “Structuring the Notes” on page TS-16. These factors are expected to reduce the price at which you may be able to sell the notes in any secondary market and, together with various credit, market and economic factors over the term of the notes, including changes in the value of the Basket, will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value of the notes on the pricing date does not represent the price at which we, MLPF&S, or any of our respective affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we, MLPF&S, or any of our respective affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the public offering price and the initial estimated value of the notes on the pricing date. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion. These prices will include MLPF&S’s trading commissions and mark-ups and may differ materially from the initial estimated value of the notes determined by reference to our internal funding rate and pricing models.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in securities of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you. Our economic interests in determining the initial estimated value of the notes on the pricing date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, are potentially adverse to your interests as an investor in the notes.

Strategic Accelerated Redemption Securities ®	TS-7

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

▪	Changes in the level of one Basket Component may be offset by changes in the level of the other Basket Component.

▪	The Index sponsors may adjust their respective Basket Components in a way that affects their levels, and have no obligation to consider your interests.

▪	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Basket Components, except to the extent that our ordinary shares are included in the EURO STOXX 50® Index, we, MLPF&S and our respective affiliates do not control any other company included in any Basket Component, and are not responsible for any disclosure made by any other company.

▪	Your return on the notes may be affected by factors affecting international securities markets, specifically changes in the Eurozone. In addition, although you will not obtain the benefit of any increase in the value of the euro against the U.S. dollar which you would have received if you had owned the securities in the EURO STOXX 50® Index during the term of your notes, the value of the notes may be adversely affected by general exchange rate movements in the market.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to you. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Consequences” beginning on page PS-29 of product supplement EQUITY INDICES STR-1.

Other Terms of the Notes

The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES STR-1.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A) each of the New York Stock Exchange and NASDAQ Stock Market, Inc. (as to the Russell 2000® Index), and the Eurex (as to the EURO STOXX 50® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the relevant Basket Component or any successor thereto is calculated and published.

Strategic Accelerated Redemption Securities ®	TS-8

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-23 of product supplement EQUITY INDICES STR-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
Russell 2000® Index	RTY	50.00%	1,204.739	0.04150277	50.00
EURO STOXX 50® Index	SX5E	50.00%	3,516.15	0.01422010	50.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date by summing the products of (i) the closing level for each Basket Component on that day, and (ii) the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs with respect to a Basket Component on any scheduled Observation Date, the closing level of that Basket Component will be determined as more fully described on page PS-25 of product supplement EQUITY INDICES STR-1 in the section entitled “Description of the Notes—Basket Market Measures—Observation Level of the Basket.”

Strategic Accelerated Redemption Securities ®	TS-9

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through July 2015. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. The value of the Basket on any day during this period is calculated as if such day were an Observation Date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Strategic Accelerated Redemption Securities ®	TS-10

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August 26, 2016

The Basket Components

We have derived all information contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, each of Russell Investments (“Russell”) with respect to the Russell 2000® Index and STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (Russell and STOXX together, the “Index sponsors”). The Index sponsors have no obligation to continue to publish, and may discontinue publication of, their respective Basket Component. The consequences of any Index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-23 of product supplement EQUITY INDICES STR-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of either Basket Component or any successor index.

The Russell 2000® Index

“Russell 2000®” and “Russell 3000®” are trademarks of Russell and have been licensed for use by us. The notes are not sponsored, endorsed, sold, or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the notes. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986.

Selection of Stocks Composing the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume from all exchanges within a country) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Business development companies, exchange traded funds and mutual funds are also

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excluded. In addition, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not eligible for inclusion.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

The following graph shows the daily historical performance of the Russell 2000® Index in the period from January 2008 through July 2015. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Russell 2000® Index was 1,204.739.

Historical Performance of the Russell 2000® Index

This historical data on the Russell 2000® Index is not necessarily indicative of the future performance of the Russell 2000® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Russell 2000® Index during any period set forth above is not an indication that the level of the Russell 2000® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Russell 2000® Index.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of Russell and have been licensed for use by us. The notes are not sponsored, endorsed, sold, or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

We have entered into a non-exclusive license agreement with Russell providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the notes. The license agreement provides that the following language must be stated in this term sheet:

The notes are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to us is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index, which is determined, composed, and calculated by Russell without regard to us or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

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RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Boerse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 28, 1998, based on an initial index value of 1,000 on December 31, 1991. The EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX 50® Index.

Index Composition and Maintenance

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 17 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. The EURO STOXX 50® Index is calculated in euros.

The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the Euro STOXX Index.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the index’s total free float market capitalization.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the EURO STOXX 50® Index

The EURO STOXX 50® Index is calculated with the Laspeyres formula, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

index =	free float market capitalization of the index
Divisor

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.

The divisor for the EURO STOXX 50® Index is adjusted to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where an index divisor may decrease (Ñ) or increase (D) or keep constant (■) when corporate actions occur for a component stock. Assuming shareholders receive “B” new shares for every “A” share held for the following corporate actions:

Divisor	Corporate Action	Adjustment Formula
Ñ	Cash dividend (applied for return index only)	adjusted price = closing level – dividend announced by company × (1 – withholding tax)
Δ	Special Cash dividend (applied for price return index only)	adjusted price = closing level – dividend announced by company × (1 – withholding tax)

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Divisor	Corporate Action	Adjustment Formula
■	Split and Reverse Split	adjusted price = closing level × A / B new number of shares = old number of shares × B / A
Δ	Rights Offering	adjusted price = (closing level × A + subscription price × B) / (A + B) new number of shares = old number of shares × (A + B) / A
■	Stock Dividend	adjusted price = closing level × A / (A + B) new number of shares = old number of shares × (A + B) / A
Ñ	Stock Dividend of a Different Company Security	adjusted price = (closing level × A – price of different company security × B) / A
Ñ	Return of Capital and Share Consolidation	adjusted price = [closing level – dividend announced by company × (1 – withholding tax)] × A / B new number of shares = old number of shares × B / A
Ñ	Repurchase Shares-Self-Tender

adjusted price = (closing level – dividend announced by company) × A / B new number of shares = old number of shares × B / A

adjusted price = (price before tender × old number of shares) – (tender price × number of tendered shares)

new number of shares

new number of shares = old number of shares – number of tendered shares

Ñ	Spinoff	adjusted price = (closing level × A – price of spun–off shares × B) / A
Δ	Combination Stock Distribution (Dividend or Split) and Rights Offering

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

if rights are applicable after stock distribution (one action applicable to other):

adjusted price = closing level × A + subscription price × C × (1 + B / A)

(A + B) × (1 + C / A)

new number of shares = old number of shares × [(A + B) × (1 + C / A)] / A if stock distribution is applicable after rights (one action applicable to other):

adjusted price = closing level × A + subscription price × C

(A + C) × (1 + B / A)

new number of shares = old number of shares × [(A + C) × (1 + B / A)]

Δ	Stock Distribution and Rights (not mutually applicable)	adjusted price = closing level × A + subscription price × C A + B + C new number of shares = old number of shares × (A + B + C)

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The following graph shows the daily historical performance of the EURO STOXX 50® Index in the period from January 2008 through July 2015. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the EURO STOXX 50® Index was 3,516.15.

Historical Performance of the EURO STOXX 50® Index

This historical data on the EURO STOXX 50® Index is not necessarily indicative of the future performance of the EURO STOXX 50® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the EURO STOXX 50® Index during any period set forth above is not an indication that the level of the EURO STOXX 50® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the EURO STOXX 50® Index.

License Agreement

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX Limited and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX Limited and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the notes. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index; the accuracy or completeness of the EURO STOXX 50® Index and its data; and the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data. STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data. Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur. The licensing agreement between us and STOXX Limited is solely for our benefit and the benefit of STOXX Limited and not for the benefit of the owners of the notes or any other third parties.

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Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us that they or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated value of the notes at the time of repurchase. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and our creditworthiness. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated value of the notes at the time of repurchase.

MLPF&S has also advised us that, if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. This price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Deutsche Bank or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, MLPF&S or any other hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-18 of product supplement EQUITY INDICES STR-1.

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Summary Tax Consequences

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity or pursuant to a call) and (ii) the gain or loss on your notes should be short-term capital gain or loss unless you have held the notes for more than one year, in which case the gain or loss should be long-term capital gain or loss. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this term sheet have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2015, which has been filed as an exhibit to the registration statement referred to above.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

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Market-Linked Investments Classification

MLPF&S has advised us that it classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

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